EXHIBIT 23

CONSENT OF CLIFTON GUNDERSON LLP

We hereby consent to the incorporation by reference in the prospectuses constituting part of the registration statements on Form S-3 for the CSB Bancorp, Inc. Share Owner Dividend Reinvestment Plan and on Form S-8 for The Commercial & Savings Bank of Millersburg Profit Sharing and 401(k) Savings Retirement Plan and Trust of our report dated January 27, 2005 on the consolidated balance sheets of CSB Bancorp, Inc. as of December 31, 2004 and 2003 and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2004, which report is incorporated by reference in this Form 10-K.

/s/	CLIFTON GUNDERSON LLP

CLIFTON GUNDERSON LLP

Toledo, Ohio
March 24, 2005

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